Exhibit 23.1

Consent of Independent Accountants

Stockholders and Board of Directors

Sagent Technology, Inc.:

We consent to the incorporation by reference in registration statements (Nos. 333-88549, 333-36870, 333-60380, and 333-102312) on Form S-8 of Sagent Technology, Inc. of our report dated March 8, 2004, relating to the consolidated statement of net assets in liquidation of Sagent Technology, Inc. and subsidiaries as of December 31, 2003 and the related consolidated statement of changes in net assets in liquidation and stockholders’ equity for the period from October 1, 2003 to December 31, 2003, the consolidated balance sheet of Sagent Technology, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the period from January 1, 2003 to September 30, 2003 and each of the years in the two-year period ended December 31, 2002, and related consolidated financial statement schedule, appearing elsewhere in this Form 10-K.

Our report dated March 8, 2004, contains an explanatory paragraph that states that the Company approved a plan of liquidation on September 30, 2003, and the Company commenced liquidation shortly thereafter. As a result, the Company has changed its basis of accounting for periods subsequent to September 30, 2003, from the going concern basis to the liquidation basis.

/s/    KPMG LLP

Mountain View, California

March 30, 2004